UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 28, 2014
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Harsco Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-03970	23-1483991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Poplar Church Road, Camp Hill, Pennsylvania	17011
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:   717-763-7064

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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2014, Patrick K. Decker resigned as the President and Chief Executive Officer of Harsco Corporation (the “Company”) and as a director of the Company. David C. Everitt, a director of the Company, began serving as the Company’s Interim Chief Executive Officer as of February 28, 2014.

Mr. Everitt has served as a member of the Board of Directors (the “Board”) at Harsco since 2010. During that period he has served as a member of the Board's Audit and Management Development & Compensation Committees. Mr. Everitt is the retired Co-Leader of the Agriculture and Turf division of Deere & Company, the company’s largest operating group. Mr. Everitt served as President - North America, Asia, Australia, Sub-Saharan and South Africa and Global Tractor and Turf Products from May 2009 until his retirement from Deere & Company in September 2012. From January 2006 until May 2009, he served as Deere & Company's President, Agricultural Division - North America, Australia, Asia and Global Tractor and Implement Sourcing . From 2001 until 2006, he served as Deere & Company's President, Agricultural Division - Europe, Africa, South America and Global Harvesting Equipment Sourcing. Mr. Everitt is a member of the Board of Directors of Gates Corporation, Brunswick Corporation and Agrium Inc.

Mr. Everitt will continue to serve as a member of the Board while serving as Interim Chief Executive Officer.

As of the date of this report, no new compensatory arrangements have been entered into with Mr. Everitt in connection with his election as Interim Chief Executive Officer. Once determined, the material terms of such arrangements will be disclosed in a subsequent filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARSCO CORPORATION

Date:	March 3, 2014	By:	/s/ A. Verona Dorch
A. Verona Dorch
Vice President and General Counsel